Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sage Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	300,000 shares (2)	$34.34 (3)	$10,302,000.00 (3)	$92.70 per $1,000,000	$955.00

Total Offering Amounts					$10,302,000.00		$955.00

Total Fee Offsets							$0

Net Fee Due							$955.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities which become issuable with respect to the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

Represents shares of common stock, $0.0001 par value per share (the “Common Stock”), reserved and available for issuance under the 2014 Employee Stock Purchase Plan, as amended (the “ESPP”), pursuant to an amendment to the ESPP approved at the Registrant’s 2022 Annual Meeting of Stockholders on June 16, 2022. Shares available for issuance under the ESPP were previously registered on the registration statement on Form S-8 filed with the Securities and Exchange Commission on July 18, 2014 (Registration No. 333-197498).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 29, 2022.